EXHIBIT 99.2

American Eagle Outfitters, Inc.
October 2005
Recorded Sales Commentary Transcript dated November 2, 2005

Welcome to the American Eagle Outfitters October 2005 Sales Commentary. This is Judy Meehan, Director of Investor Relations. During this call, I will make certain forward-looking statements, which represent the company's current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs based on risk factors included in the Management's Discussion and Analysis sections of our quarterly and annual reports filed with the SEC.

Total sales for the month ended October 29th, 2005 increased 22.7% to a record $157.0 million, compared to $127.9 million for the month ended October 30th, 2004. For the month, same store sales increased 17.3%, which compares to a 31.7% comp increase last year.

October sales strengthened and our Fall Clearance event was successful. Importantly, we ended the third quarter with our back-to-school and fall clearance inventory approximately flat to last year. And, we were pleased by the initial performance of our Holiday I floor-set -- which was in stores during week four of October.

Both men's and women's divisions performed quite well in the month. Women's comped in the positive low double-digits on top of a mid-thirty comp increase last year. And, men's produced a positive mid-twenty comp on top of a high-twenty comp last year. Momentum continued to drive key categories such as knit tops, sweaters and denim, which performed well. Women's blazers and men's and women's woven shirts underperformed in October.

For the month, our average unit retail price declined in the high single-digits, reflecting a typical planned promotional October cadence in preparation for our holiday floor-set. This was compared to last October when we experienced unusually strong full-priced business.

This October, store traffic strengthened, and the number of sales transactions per store increased in the mid-twenties and the number of units sold per store rose in the low-thirties.

By Region:

The Mid-west and West rose in the high single-digits. The Northeast rose in the mid-teens. The Mid-Atlantic region was up in the high teens, the Southwest rose in the mid-twenties and the Southeast comped in the positive high-twenties. Our Canadian stores comped in the positive mid-twenties.

Comps by week were as follows:

Week one increased in the mid-teens, compared to a mid-twenty increase last year;

Week two rose in the low double-digits, compared to a mid-thirty increase;

Week three increased in the high-teens, compared to a high-thirty comp increase;

And, week four comped in the positive mid-twenties, compared to a high-twenty comp last year.

Our initial holiday floor-set, which arrived in stores on October 23rd, was similarly timed to last year and features our new holiday collection centered around our "get together, give together" marketing campaign. The Holiday two update will arrive the weekend before Thanksgiving, which is one week earlier than last year, and will feature more new styles compared to last year.

Based on strengthened sales trends in October, and a lower effective tax rate, we are revising our third quarter earnings expectation to $0.45 to $0.46 per share, compared to $0.39 from continuing operations last year. Our prior third quarter guidance was $0.43 to $0.44 per share. We will provide a fourth quarter outlook when we announce our third quarter earnings on Tuesday, November 15th. To listen to our conference call, please dial 877-601-0864 ten minutes before 9:00 a.m. Eastern Time, or go to our web-site, ae.com.

Thank you for your continued interest in American Eagle Outfitters.